UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2009

Titanium Asset Management Corp.
 (Exact name of registrant as specified in its charter)

Delaware	000-53352	20-8444031
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 E. Wisconsin Avenue, Milwaukee, Wisconsin	53202-5310
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (414) 765-1980

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of our certificate of incorporation and our bylaws, for so long as Clal Finance Ltd. (“Clal”) or any affiliate of Clal owns at least 35% of the then-issued and outstanding common stock of Titanium Asset Management Corp. (the “Company”), Clal has the exclusive right at any time to vote as a separate class and elect up to six individuals to serve on the Company’s Board of Directors.

Pursuant to this right, on December 6, 2009, Clal elected a fifth individual, Tal Raz, to serve on the Company’s Board of Directors. Mr. Raz is currently Chief Executive Officer of Clal. From 2005 to 2009, Mr. Raz served as Chief Financial Officer for Cellcom Israel Ltd and from 2002 to 2005, Mr Raz served as Chief Financial Officer of Elron Electronic Industries Ltd. From 1997 to 2001 Mr. Raz served as the President and Chief Executive Officer of Elbit Ltd.

On December 9, 2009, to reflect this election, the Company’s Board of Directors increased the number of authorized directors from eight to nine directors.

As an officer of Clal, Mr. Raz will not receive a cash retainer for his service on the Board of Directors, but will have the right to be reimbursed for expenses he incurs in connection with attending meetings of the Board of Directors. Mr. Raz has not initially been appointed to any committee of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITANIUM ASSET MANAGEMENT CORP.

Date: December 10, 2009	By:	/s/ Larry Haslee

Name: Larry Haslee
Title: Chief Financial Officer